Exhibit 99.2
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Contact:	Susan Gille (608) 458-3956

Alliant Energy closes sale of its Minnesota electric distribution assets to cooperatives
Twelve members of Southern Minnesota Energy Cooperative start providing service July 31

Cedar Rapids, Iowa - July 31, 2015 - Alliant Energy’s Iowa utility today successfully closed the sale transaction of its Minnesota electric distribution assets to the 12 member cooperatives of Southern Minnesota Energy Cooperative (SMEC).

Effective July 31, SMEC member cooperatives are handling all aspects of electric service to 43,000 former Alliant Energy customers who have become member-owners of their local cooperatives as a result of the sale.

Affected customers have received a transition guide from Alliant Energy and a postcard stating the effective sale date and their new cooperative’s name and phone number. Customers have also received a welcome letter from their local cooperative.

Alliant Energy advises Minnesota customers:

•	Watch your mail for the name and contact information of the cooperative that serves you.

•	If you used Paperless Billing, watch your mail. Your final Alliant Energy bill will arrive in postal mail. It will not be sent electronically.

•
Review any payment programs you were using, such as Budget Billing, Automatic Payment or Paperless Billing. After your service transfers and you have received a new account number, set aside time to re-enroll with your new cooperative.

The 12 member cooperatives are:

BENCO Electric Cooperative	benco.org	888-792-3626
Brown County Rural Electrical Association	browncountyrea.coop	800-658-2368
Federated Rural Electric	federatedrea.coop	800-321-3520
Freeborn- Mower Cooperative Services	fmcs.coop	800-734-6421
Minnesota Valley Electric Cooperative	mvec.net	952-492-2313
Nobles Cooperative Electric	noblesce.coop	800-776-0517
People’s Energy Cooperative	peoplesenergy.coop	800-214-2694
Redwood Electric Cooperative	redwoodelectric.com	888-251-5100
Sioux Valley Energy	siouxvalleyenergy.com	800-234-1960
South Central Electric Association	southcentralelectric.com	507-375-3164
Steele-Waseca Cooperative Electric	swce.coop	800-526-3514
Tri-County Electric Cooperative.	tec.coop	800-432-2285

To find out the name of the cooperative that serves you, refer to your recent mailing or call 1-800-ALLIANT (800-255-4268).

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Financial information

Alliant Energy’s retail service area includes portions of Iowa and Wisconsin. In Minnesota, Alliant Energy will continue to operate its electric generation facilities and will sell electricity to SMEC per the 10-year purchased power agreement exercised as part of the sale.

Alliant Energy sold its gas distribution assets to Minnesota Energy Resources Corporation in April 2015.

Aggregate proceeds from the sales of the electric and gas distribution assets are approximately $145 million, including working capital adjustments and a $2 million promissory note.

The impact of the sale of the Minnesota electric and gas distribution assets was recorded in the second quarter of 2015. The premium received over the book value of the property, plant and equipment sold was more than offset by the tax-related regulatory assets associated with the Minnesota distribution assets resulting in a ($0.06) per share net charge in the quarter.

More information about the sale is available at alliantenergy.com/minnesota and smenergy.coop.

Alliant Energy Corporation (NYSE: LNT), headquartered in Madison, Wis., provides regulated electric and natural gas service to approximately 950,000 electric customers and 410,000 natural gas customers across Iowa and Wisconsin. Alliant Energy’s mission is to deliver the reliable energy solutions and exceptional service customers and communities count on - safely, efficiently and responsibly. Interstate Power and Light Company and Wisconsin Power and Light Company are Alliant Energy’s two public utility subsidiaries. For more information, visit alliantenergy.com.